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                     [DELOITTE & TOUCHE LLP LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 32 to Registration Statement No. 33-38953 of Harris Associates Investment Trust on Form N-1A of our report dated October 28, 2005 appearing in the Annual Report of The Oakmark Fund, The Oakmark Select Fund, The Oakmark Equity and Income Fund, The Oakmark Global Fund, The Oakmark International Fund, and The Oakmark International Small Cap Fund for the year ended September 30, 2005, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.

DELOITTE & TOUCHE LLP
Chicago, Illinois
January 24, 2006